Exhibit 2.2

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AGREEMENT AND PLAN OF MERGER

BETWEEN

FIRST COLONY LIFE INSURANCE COMPANY

AND

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY

This Agreement and Plan of Merger (this “Agreement”) is dated this 1st day of December 2006, by and between First Colony Life Insurance Company, a Virginia corporation (“FCL”) and, Genworth Life and Annuity Insurance Company, a Virginia corporation (“GLAIC”).

WHEREAS, FCL is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia with an authorized capital consisting of 10,000,000 shares of common stock, par value $1.00 per share (“FCL Common Stock”), of which 4,000,000 are issued and outstanding all of which are owned by Federal Home Life Insurance Company, a Virginia corporation (“FHL”); and

WHEREAS, GLAIC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia with an authorized capital consisting of 200,000 shares of preferred stock, $1,000 stated value (“GLAIC Preferred Stock”), of which 120,000 are issued and outstanding all of which are owned by Brookfield Life Assurance Company, Limited, a Bermuda corporation, and 50,000 shares of authorized common stock, par value $1,000 per share (“GLAIC Common Stock”), of which 25,651 are issued and outstanding all of which are owned by Genworth Life Insurance Company, which also owns 100% of the issued and outstanding voting securities of FHL; and

WHEREAS, the Virginia Stock Corporation Act authorizes the merger of two corporations; and

WHEREAS, FCL desires to merge into GLAIC, with GLAIC being the surviving corporation (the “Survivor”) of the merger (the “Merger”) effective at 12:02 A.M. (the “Effective Time”) E.S.T. on January 1, 2007; and

WHEREAS, GLAIC and FHL propose to merge (the “FHL Merger”), with GLAIC as the surviving corporation, pursuant to an Agreement and Plan of Merger between FHL and GLAIC, effective at 12:01 A.M. E.S.T. on January 1, 2007 immediately prior to the Merger; and

WHEREAS, following the FHL Merger, GLAIC will own 100% of the issued and outstanding voting securities of FCL at the Effective Time; and

WHEREAS, the Boards of Directors of GLAIC and FCL, and the shareholders of each of GLAIC and FCL, deem it advisable to combine the operations of FCL and GLAIC by merging FCL with and into GLAIC.

NOW THEREFORE, the parties hereto, in consideration of the mutual covenants, agreements and provisions hereinafter contained, do hereby agree upon and prescribe the terms and conditions of such merger and the mode of carrying it into effect, as follows:

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ARTICLE I

MERGER AND SURVIVING CORPORATION

1.1 The Merger. Upon the terms and subject to the conditions hereof and in accordance with the provisions pertaining to the merging corporations contained in the Virginia Stock Corporation Act, upon the filing of all required documents with the Virginia State Corporation Commission, at the Effective Time, or any such time as may be required by the Virginia State Corporation Commission, FCL shall be merged with and into GLAIC pursuant to the Merger.

1.2 Surviving Corporation. GLAIC shall be the Survivor of the Merger, and, at the Effective Time, the separate existence of FCL shall cease.

ARTICLE II

TERMS, CONDITIONS AND EFFECTS OF MERGER

2.1 Articles of Incorporation. The Articles of Incorporation of GLAIC as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Survivor and may be amended from time to time after the Effective Time as provided by Virginia law.

2.2 Bylaws. The Bylaws of GLAIC as in effect immediately prior to the Effective Time shall be the Bylaws of the Survivor, and shall not be amended by the Merger.

2.3 Directors and Officers. The directors and officers of GLAIC immediately prior to the Effective Time shall continue to be the directors and officers of the Survivor until their respective successors shall have been elected and qualified as provided by the Bylaws of the Survivor and Virginia law.

2.4 Approval by Shareholders. This Agreement was adopted by unanimous consent of the shareholders of FCL and GLAIC.

2.5 Further Action. FCL hereby agrees, as and when requested by the Survivor, to execute and deliver or cause to be executed and delivered all such documents, deeds and instruments and to take or cause to be taken such further or other action as the Survivor may deem necessary or desirable in order to vest in and confirm to the Survivor title to and possession of any property of FCL acquired or to be acquired by reason of or as a result of the Merger and otherwise to evidence or carry out the intent and purposes hereof.

2.6 Effects of Merger. (a) At the Effective Time, all the property, rights, privileges, franchises, patents, trademarks, licenses, registration, choses in action, and other assets of every kind and description of FCL shall, to the extent permitted by law, transfer to, vest in and devolve upon the Survivor without further act or deed. (b) All liens upon the property of FCL and all rights of creditors of FCL shall be preserved unimpaired as the liens upon the property and

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obligations of the Survivor, including, without limitation, the rights of insurance policyholders and certificate holders, and all debts, liabilities and duties of FCL shall become the debts, liabilities and duties of the Survivor and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Survivor. (c) All appointments heretofore made, and in effect as of the Effective Time, by FCL of persons to act as its licensed agents are hereby ratified and accepted as its own by the Survivor, effective as of the Effective Time. The Survivor shall be bound by the acts of said agents in the same manner and to the same degree, as was FCL.

ARTICLE III

TREATMENT OF SHARES

3.1 GLAIC Common Stock. Each issued and outstanding share of GLAIC Common Stock shall not be affected by the Merger, and shall continue to be outstanding at and after the Effective Time without any change and shall continue as a share of the Survivor.

3.2 GLAIC Preferred Stock. Each issued and outstanding share of GLAIC Preferred Stock shall not be affected by the Merger, and shall continue to be outstanding at and after the Effective Time without any change and shall continue as a share of the Survivor.

3.3 FCL Common Stock. At the Effective Time, all outstanding shares of FCL shall be cancelled without consideration.

ARTICLE IV

MISCELLANEOUS

4.1 Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated at any time before the Effective Time by the mutual consent of the Boards of Directors of GLAIC and FCL or by the unilateral action of either of these Boards, if the terminating Board determines, in its sole discretion, that the consummation of the Agreement is, for any reason, inadvisable. Neither GLAIC nor FCL shall have any liability to any other person by reason of the termination of this Agreement.

4.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the principals of conflict of laws.

4.3 Amendment. Anything herein or elsewhere to the contrary notwithstanding, to the extent permitted by law, this Agreement may be amended, supplemented or interpreted at any time by action taken by the respective Boards of Directors of FCL and GLAIC and in the case of an interpretation, the actions of such Boards shall be binding.

4.4 Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

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4.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall be deemed on and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers on this 1st day of December 2006.

FIRST COLONY LIFE INSURANCE COMPANY		GENWORTH LIFE AND ANNUITY INSURANCE COMPANY

/s/ George R. Zippel		/s/ Pamela S. Schutz
By:	George R. Zippel	By:	Pamela S. Schutz
Its:	Chairman of the Board,	Its:	Chairperson of the Board,
	President, and Chief Executive		President, and Chief Executive
	Officer		Officer

Attest:		Attest:

/s/ Shelley M. Sullivan Schroeter		/s/ Shelley M. Sullivan Schroeter
Name:	Shelley M. Sullivan Schroeter	Name:	Shelley M. Sullivan Schroeter
Title:	Assistant Secretary	Title:	Assistant Secretary